Exhibit 99.1


       Zones, Inc. Announces Receipt of Going - Private Proposal


    RENTON, Wash.--(BUSINESS WIRE)--May 20, 2003--Zones, Inc. (the "Company", "Zones"-TM) (Nasdaq:ZONS) today announced that it has received a proposal from an investor group led by the Company's President and CEO, Firoz Lalji, to acquire all Zones common shares not owned by the investor group for a cash price of $1.00 per share. The investor group controls a majority of the Company's outstanding common stock.
    The Board of Directors of Zones intends to appoint a special committee of directors unaffiliated with the investor group to review this proposal with the assistance of financial and legal advisors.

    About Zones, Inc.

    Zones is a single-source direct marketing reseller of name-brand information technology products to the small to medium sized business market, enterprise, and public sector accounts, while supporting their legacy Mac customers through an inbound call center promoted by circulation of the Mac Zone catalog and a dedicated website. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Sony and Toshiba.
    Incorporated in 1988, Zones is headquartered in Renton, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088.
    The Company's investor relations information can be accessed online at www.zones.com/IR.

    This press release may contain "forward-looking statements" as defined by federal law. Words such as "expects," "intends," variations of these words and similar expressions are intended to identify forward-looking statements. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update those statements to reflect actual results, changes in assumptions and other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Additional information that could lead to material changes in performance is contained in filings with the Securities and Exchange Commission made by the Company.
    This press release is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Zones, Inc.


    CONTACT: Zones, Inc.
             Ronald McFadden, Chief Financial Officer
             425/430-3000